                                    EXHIBIT 5
                                    ---------


                          Opinion of Baker & Hostetler

                                  June 8, 1998


Dairy Mart Convenience Stores, Inc.
300 Executive Parkway West
Hudson, Ohio 443236

         Re: Class A Common Shares issuable under the Dairy Mart Convenience Stores, Inc. 401(k) SAVINGS AND PROFIT SHARING PLAN (THE "PLAN")
                  --------------------------------------------

Gentlemen:

                  We have acted as counsel to Dairy Mart Convenience Stores, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933, as amended, relating to the offering of up to 300,000 shares of Class A Common Shares, $.0l par value (the "Common Stock"), of the Company pursuant to the Plan.

                  In connection with the foregoing, we have examined: (a) the Articles of Incorporation and Bylaws of the Company, (b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

                  Based on such examination, we are of the opinion that the Common Stock available for issuance under the Plan, when issued and sold pursuant to the Plan, will be legally issued, fully paid and nonassessable.

                  We hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                                     Very truly yours,

                                                              /S/

                                                     Baker & Hostetler LLP